Exhibit 99.1


 McDermott Appoints Michael Taff as Vice President and Chief Accounting Officer


    NEW ORLEANS--(BUSINESS WIRE)--June 9, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") announced today that Michael
S. Taff has joined the Company as Vice President and Chief Accounting
Officer.
    Taff, who has nearly 21 years of financial and business advisory experience within both corporate and public accounting, comes to McDermott from HMT Inc. where he served as Vice President and Chief
Financial Officer. Prior to HMT, Taff held the position of Vice
President and Corporate Controller with Philip Services Corporation.
His experience at these companies include key positions related to SEC financial reporting, consolidations, internal audit, business planning and analysis and the leadership of several large scale strategic initiatives in response to organizational challenges. Taff holds a BBA in Accounting and is a Certified Public Accountant.
    "We are pleased that Mike will be joining our management team. His experience and leadership will be a valued addition to McDermott's finance organization," said Frank Kalman, Executive Vice President and
Chief Financial Officer.
    McDermott International, Inc. is a leading worldwide energy services company. McDermott's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.


    CONTACT: McDermott International, Inc.
             Investor Relations & Corporate Communications
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com